GOLDEN PATRIOT, CORP.

(An Exploration Stage Company)

REPORT AND CONSOLIDATED FINANCIAL STATEMENTS

April 30, 2006 and 2005

(Stated in US Dollars)

A PARTNERSHIP OF INCORPORATED PROFESSIONALSARTNERSHIP OF INCORPORATED PROFESSIONALS	AMISANO HANSONMISANO HANSON
CHARTERED ACCOUNTANTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders,

Golden Patriot, Corp.

(An Exploration Stage Company)

We have audited the accompanying consolidated balance sheets of Golden Patriot, Corp. (An Exploration Stage Company) and its subsidiary as of April 30, 2006 and 2005 and the related consolidated statements of operations, cash flows and stockholders’ equity (deficiency) for the years ended April 30, 2006 and 2005 and the period from November 24, 1998 (Date of Inception of the Exploration Stage) to April 30, 2006.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America).  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement.  An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of Golden Patriot, Corp. and its subsidiary as of April 30, 2006 and 2005 and the results of their operations and their cash flows for the years ended April 30, 2006 and 2005 and the period from November 24, 1998 (Date of Inception of the Exploration Stage) to April 30, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements referred to above have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the consolidated financial statements, the Company has a working capital deficiency, is in the exploration stage with no established source of revenue and is dependent on its ability to raise capital from shareholders or other sources to sustain operations.  These factors, along with other matters as set forth in Note 1, raise substantial doubt that the Company will be able to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada	/s/ AMISANO HANSON
July 14, 2006	Chartered Accountants

750 WEST PENDER STREET, SUITE 604 TELEPHONE: 604-689-0188
VANCOUVER CANADA FACSIMILE: 604-689-9773
V6C 2T7 E-MAIL: amishan@telus.net

GOLDEN PATRIOT, CORP.

(An Exploration Stage Company)

CONSOLIDATED BALANCE SHEETS

April 30, 2006 and 2005

(Stated in US Dollars)

ASSETS		2006	2005

Current
Cash		$ 190,404	$ 11,461
Amounts receivable – Note 9		-	2,122
Prepaid fees and expenses – Note 9		35,575	-
Current portion of deferred financing costs – Note 7(c)		36,667	-
Equity securities		-	25,539

		262,646	39,122
Deferred financing costs – Note 7(c)		71,526	-
Equipment – Note 4		1,189	1,625

		$ 335,361	$ 40,747

LIABILITIES

Current
Accounts payable and accrued liabilities – Note 9		$ 113,365	$ 127,628
Advances payable - Note 5		203,543	140,749
Note payable – Note 6		-	204,000

		316,908	472,377
Note payable – Note 6		34,000	-
Callable secured convertible notes – Note 7(b)		258,976	-

		609,884	472,377

STOCKHOLDERS’ DEFICIENCY

Capital stock – Notes 7 and 8
Common stock, $0.001 par value
1,000,000,000	authorized
74,162,895	outstanding (2005: 72,012,895)	74,162	72,012
Additional paid-in capital		4,875,340	3,945,603
Deficit accumulated during the exploration stage		(5,224,025)	(4,449,245)

		(274,523)	(431,630)

		$ 335,361	$ 40,747

Nature and Continuance of Operations – Note 1

Commitments – Notes 3, 5, 7 and 8

Subsequent Event – Notes 7 and 8

GOLDEN PATRIOT, CORP.

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

for the years ended April 30, 2006 and 2005 and

for the period from November 24, 1998 (Date of Inception of Exploration Stage)

to April 30, 2006

(Stated in US Dollars)

			November 24,
			1998 (Date of
			Inception of
			Exploration
			Stage) to
			April 30,
	2006	2005	2006

Revenue	$ -	$ -	$ -

General and Administrative Expenses
Abandonment of capital assets	-		6,773
Administration fees – Note 9	-	-	14,527
Amortization	436	604	6,381
Audit and accounting fees	39,032	28,903	119,074
Consulting fees - Note 9	61,076	158,625	2,940,397
Cost recovery - Note 9	(7,500)	-	(11,500)
Exploration, property and development costs – Note 9	188,420	38,191	908,127
Filing fees	2,818	2,605	19,956
Finance charges	1,808	-	1,808
Interest expense	10,904	10,172	38,413
Investor relations	62,761	120,209	203,693
Legal fees	40,102	6,120	106,516
Management fees – Note 9	6,000	-	290,830
Office and miscellaneous	8,099	7,159	46,062
Promotion	6,172	-	54,610
Rent – Note 9	5,200	-	6,632
Mineral property option payments received – Note 3	-	(106,940)	(106,940)
Stock-based compensation – Note 8	104,844	80,200	185,044
Telephone	-	-	3,050
Transfer agent fees	3,299	2,936	22,088
Travel and automobile	12,875	3,365	44,719
Write-down and loss on disposal of equity securities	6,315	12,790	19,105
Write-off of accounts payable	-	-	(1,959)
Write-off of oil and gas properties – Note 9	-	-	84,500

Loss for the period before other item	(552,661)	(364,939)	(5,001,906)

Other item:
Interest expense – Note 7(b)	(222,119)	-	(222,119)

Net loss for the period	$ (774,780)	$ (364,939)	$ (5,224,025)

Basic loss per share	$ (0.01)	$ (0.00)

Weighted average number of shares outstanding	73,205,087	71,962,614

GOLDEN PATRIOT, CORP.

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

for the years ended April 30, 2006 and 2005 and

for the period from November 24, 1998 (Date of Inception of Exploration Stage)

to April 30, 2006

(Stated in US Dollars)

			November 24,
			1998 (Date of
			Inception of
			Exploration
			Stage) to
			April 30,
	2006	2005	2006

Cash Flows provided by (used in) Operating Activities
Net loss for the period	$ (774,780)	$ (364,939)	$ (5,224,025)
Add (deduct) items not affecting cash
Amortization	436	604	6,381
Amortization of deferred financing costs	1,807	-	1,807
Abandonment of capital assets	-	-	6,773
Mineral property option payments received	-	(46,940)	(46,940)
Interest expense	222,119	-	222,119
Write-down and loss on disposal of equity securities	6,315	12,790	19,105
Write-off of accounts payable	-	-	(1,959)
Write-off of oil and gas properties	-	-	84,500
Issuance of common shares for investor relations	56,400	99,000	155,400
Issuance of common shares for debt settlement	-	3,630	3,630
Issuance of common shares for consulting fees	-	-	2,775,000
Issuance of common shares for exploration and development costs	-	-	513,040
Stock-based compensation	104,844	80,200	185,044
Change in non-cash working capital items related to operations
Amounts receivable	2,122	177	-
Prepaid fees and expenses	(35,575)	62,500	(35,575)
Accounts payable and accrued liabilities	(14,263)	95,021	218,869
Advances payable	62,794	58,644	233,543

Cash provided by (used in) operating activities	(367,781)	687	(883,288)

…/cont’d

Continued

GOLDEN PATRIOT, CORP.

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

for the years ended April 30, 2006 and 2005 and

for the period from November 24, 1998 (Date of Inception of Exploration Stage)

to April 30, 2006

(Stated in US Dollars)

			November 24,
			1998 (Date of
			Inception of
			Exploration
			Stage) to
			April 30,
	2006	2005	2006

Cash Flows provided by Financing Activities
Common stock issued	-	-	224,656
Common stock subscriptions	-	-	63,200
Common stock issued – options	107,500	-	232,844
Convertible notes payable	700,000	-	700,000
Deferred financing costs	(110,000)	-	(110,000)
Note payable (repayment)	(170,000)	-	34,000

Cash flow provided by financing activities	527,500	-	1,144,700

Cash Flows provided by (used in) Investing Activities
Proceeds from sale of equity securities	19,224	8,611	27,835
Acquisition of equipment	-	-	(14,343)
Acquisition of oil and gas properties	-	-	(86,500)
Proceeds on disposal of oil and gas property	-	-	2,000

Cash provided by (used in) investing activities	19,224	8,611	(71,008)

Increase in cash during the period	178,943	9,298	190,404

Cash, beginning of the period	11,461	2,163	-

Cash, end of the period	$ 190,404	$ 11,461	$ 190,404

Non-cash Transactions – Note 12

GOLDEN PATRIOT, CORP.

(An Exploration Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIENCY)

for the period November 24, 1998 (Date of Inception of Exploration Stage)

to April 30, 2006

(Stated in US Dollars)

				Deficit
				Accumulated
	(Note 7)		Additional	During the
	Common Shares		Paid-in	Exploration
	Number	Par Value	Capital	Stage	Total

Stock issued pursuant to private placement agreements – at $0.15	66,665	$ 67	$ 1,933	$ -	$ 2,000
– at $2.25	442,475	442	198,672	-	199,114
– at $3.00	11,110	11	6,656	-	6,667
– at $74.91	1,335	1	19,999	-	20,000
– at $2.25	37,500	38	16,837	-	16,875

	559,085	559	244,097	-	244,656
Net loss for the period	-	-	-	(184,872)	(184,872)

Balance, April 30, 1999	559,085	559	244,097	(184,872)	59,784
Stock rescission – at $74.91	(1,335)	(1)	(19,999)	-	(20,000)
Stock subscriptions – at $1.50	194,000	194	58,006	-	58,200
Net loss for the year	-	-	-	(135,022)	(135,022)

Balance, April 30, 2000	751,750	752	282,104	(319,894)	(37,038)
Stock subscriptions – at $1.50	16,665	16	4,984	-	5,000
Net loss for the year	-	-	-	(74,471)	(74,471)

Balance, April 30, 2001	768,415	768	287,088	(394,365)	(106,509)
Net loss for the year	-	-	-	(77,816)	(77,816)

Balance, April 30, 2002	768,415	768	287,088	(472,181)	(184,325)
Stock subscriptions – at $2.25	66,690	67	29,933	-	30,000
Net loss for the year	-	-	-	(92,354)	(92,354)

Balance, April 30, 2003	835,105	835	317,021	(564,535)	(246,679)

…/cont’d.

Continued

GOLDEN PATRIOT, CORP.

(An Exploration Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIENCY)

for the period November 24, 1998 (Date of Inception of Exploration Stage)

to April 30, 2006

(Stated in US Dollars)

				Deficit
				Accumulated
	(Note 7)		Additional	During the
	Common Shares		Paid-in	Exploration
	Number	Par Value	Capital	Stage	Total

Balance, April 30, 2003	835,105	835	317,021	(564,535)	(246,679)
Stock issued pursuant to debt settlement agreements – at $0.002	51,772,500	51,773	51,772	-	103,545
Stock issued pursuant to consulting agreements – at $0.10	12,500,000	12,500	237,500	-	250,000
– at $0.52	2,000,000	2,000	1,038,000	-	1,040,000
– at $0.48	3,000,000	3,000	1,437,000	-	1,440,000
– at $0.45	100,000	100	44,900	-	45,000
– at $0.54	9,890	9	5,331	-	5,340
Stock issued to acquire resource properties – at $0.43	1,000,000	1,000	429,000	-	430,000
– at $0.35	222,000	222	77,478	-	77,700
Stock issued pursuant to exercise of options – at $0.50	250,000	250	125,094	-	125,344
Net loss for the year	-	-	-	(3,519,771)	(3,519,771)

Balance, April 30, 2004	71,689,495	71,689	3,763,096	(4,084,306)	(249,521)
Stock issued pursuant to investor relations agreements – at $0.36	275,000	275	98,725	-	99,000
Stock issued pursuant to debt settlement agreements – at $0.75	48,400	48	3,582	-	3,630
Stock-based compensation	-	-	80,200	-	80,200
Net loss for the year	-	-	-	(364,939)	(263,111)

Balance, April 30, 2005	72,012,895	72,012	3,945,603	(4,449,245)	(431,630)
Stock issued pursuant to exercise of options – at $0.07	1,250,000	1,250	86,250	-	87,500
– at $0.10	200,000	200	19,800	-	20,000
Stock issued pursuant to investor relations agreements – at $0.079	600,000	600	46,800	-	47,400
– at $0.09	100,000	100	8,900	-	9,000
Stock-based compensation	-	-	104,844	-	104,844
Beneficial conversion feature of callable secured convertible notes	-	-	222,119	-	222,119
Discount on convertible notes payable	-	-	441,024	-	441,024
Net loss for the year	-	-	-	(774,780)	(774,780)

Balance, April 30, 2006	74,162,895	$ 74,162	$ 4,875,340	$ (5,224,025)	$ (274,523)

GOLDEN PATRIOT, CORP.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

April 30, 2006 and 2005

(Stated in US Dollars)

Note 1

Nature and Continuance of Operations

The Company is an exploration stage company.  On September 29, 2003, the Company terminated the development of its oil and gas properties and during the year ended April 30, 2004, the Company entered into agreements to acquire mineral claims in Nevada, USA that it intends to explore and develop.  The Company has not yet determined whether these properties contain reserves that are economically recoverable.  The recoverability of the amounts shown for mineral properties is dependent upon the discovery of economically recoverable reserves, confirmation of the Company’s interest in the underlying properties, the ability of the Company to obtain the necessary financing to satisfy the expenditure requirements of property agreements and complete the development of the properties, and upon future profitable production or proceeds from the sale thereof.

The Company was incorporated in Nevada, USA on November 24, 1998, as Herrimen Oil & Gas Inc. and commenced operations at that time.  On March 24, 2003, the Company changed its name to Boundaries Capital, Inc. and consolidated its shares on a 150 old to 1 new basis.  On September 29, 2003, the Company changed its name to Golden Patriot, Corp., forward split its common stock on a 5 new for 1 old basis and increased its authorized capital from 50,000,000 to 150,000,000 common shares with a par value of $0.001.  The number of shares issued and outstanding has been restated to give retroactive effect to this forward split of common stock.

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next fiscal year.  Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.  At April 30, 2006, the Company had not yet achieved profitable operations, has accumulated a deficit of $5,224,025 since its inception, has a working capital deficiency of $54,262 and expects to incur further losses in the development of its business, all of which casts substantial doubt about the Company’s ability to continue as a going concern.  The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due.  Management has no formal plan in place to address this concern but considers that the Company will be able to obtain additional funds by equity financing and/or related party advances, however there is no assurance of additional funding being available.

Golden Patriot, Corp.

(An Exploration Stage Company)

Notes to the Financial Statements

April 30, 2006 and 2005

(Stated in US Dollars) – Page 2

Note 2

Summary of Significant Accounting Policies

The consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America.  Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement.  Actual results may vary from these estimates.

The financial statements have, in management’s opinion, been properly prepared within the framework of the significant accounting policies summarized below:

Basis of Consolidation

These consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Golden Patriot Nevada, Corp. (formerly Vocalwave Software Inc.) (“Vocalwave”).  Vocalwave was incorporated in the State of Nevada on August 5, 2003, and was inactive during the period August 5, 2003 to April 30, 2006.

Exploration Stage Company

The Company complies with the Statement of Financial Accounting Standards (“SFAS”) No. 7 “Accounting and Reporting by Development Stage Enterprises” and The Securities and Exchange Commission Act Guide 7 for its characterization of the Company as exploration stage

Equity Securities

The Company classifies its equity securities as “trading” and they are carried in the financial statements at their fair value equal to their quoted market price at year-end.  Trading securities are classified as current.  Realized and unrealized gains and losses are reported in earnings for the year.  The portion of trading losses for the year ended April 30, 2006 that relates to trading securities still held at April 30, 2006 was $Nil (2005: $12,288).

Equipment and Amortization

The Company records computer equipment and office equipment additions at cost and provides for amortization at a rate of 30% and 20% respectively per annum using the declining balance method.

Golden Patriot, Corp.

(An Exploration Stage Company)

Notes to the Financial Statements

April 30, 2006 and 2005

(Stated in US Dollars) – Page 3

Note 2

Summary of Significant Accounting Policies – (cont’d)

Impairment of Long-lived Assets

Equipment is reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets”, which was adopted effective January 1, 2002.  Under SFAS No. 144, these assets are tested for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable.  An impairment charge is recognized for the amount, if any, which the carrying value of the asset exceeds the fair value.

Mineral Properties

Cost of lease, acquisition, exploration, carrying and retaining unproven mineral properties are expensed as incurred.

Environmental Costs

Environmental expenditures that relate to current operations are expensed or capitalized as appropriate.  Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed.  Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated.  Generally, the timing of these accruals coincides with the earlier of:

i)

completion of a feasibility study: or

ii)

the Company’s commitments to a plan of action based on the then known facts.

There have been no environmental expenses incurred by the Company.

Foreign Currency Translation

The Company’s functional currency is US dollars as substantially all of the Company’s operations are in the United States of America.  The Company used the United States of America dollar as its reporting currency for consistency with registrants of the Securities Exchange commission (“SEC”) and in accordance with the SFAS No. 52.

Assets and liabilities denominate in a foreign currency are translated at the exchange rate in effect at the year end and capital accounts are translated at historical rates.  Income statement accounts are translated at the average rates of exchange prevailing during the year and are included in the Comprehensive Income Account in Stockholders’ Equity, if applicable.

Golden Patriot, Corp.

(An Exploration Stage Company)

Notes to the Financial Statements

April 30, 2006 and 2005

(Stated in US Dollars) – Page 4

Note 2

Summary of Significant Accounting Policies – (cont’d)

Foreign Currency Translation – (cont’d)

Transactions undertaken in currencies other than the functional currency of the Company are translated using the exchange rate in effect as of the translation date.  Any exchange gains or losses are included in other income expenses on the Statement of Operation, if applicable.

Basic Loss Per Share

The Company reports basic loss per share in accordance with SFAS No. 128 “Earnings per Share”.  Basic loss per share is computed using the weighted average number of shares outstanding during the period.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes in accordance with SFAS No. 109 “Accounting for Income Taxes”.  Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Convertible Instruments

When the Company issues convertible instruments with detachable instruments, the proceeds of the issuance are allocated between the convertible instrument and other detachable instruments based on their relative fair values pursuant to Accounting Principles Board Opinion No. 14 “Accounting for Convertible debt and Debt Issued with Stock Purchase Warrants” (“APB 14”) and Emerging Issues Task Force (“EITF”) Issue No. 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments”.  The resulting discount of the convertible instrument is amortized into income as interest expense over the term of the convertible instrument.

Golden Patriot, Corp.

(An Exploration Stage Company)

Notes to the Financial Statements

April 30, 2006 and 2005

(Stated in US Dollars) – Page 5

Note 2

Summary of Significant Accounting Policies – (cont’d)

Convertible Instruments – (cont’d)

When the Company issues convertible debt securities with a non-detachable conversion feature that provides for an effective rate of conversion that is below market value on the commitment date, it is known as a beneficial conversion feature (“BCF”) and pursuant to EITF Issue No. 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” and EITF Issue No. 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments”, the conversion feature of the security that has characteristics of an equity instrument is measured at its intrinsic value at the commitment date and is recorded as additional paid in capital.  A portion of the proceeds of the security issued is allocated to the conversion feature equal to its intrinsic value to a maximum of the amount allocated to the convertible instrument.  The resulting discount of the debt instrument is amortized into income as interest expense over the conversion feature’s vesting period.

Financial Instruments

The carrying value of the Company’s financial instruments, consisting of cash, amounts receivable, prepaid fees and expenses, deferred financing costs, accounts payable and accrued liabilities, advances payable and note payable approximate their fair value due to the short-term maturity of such instruments.  The Company’s callable secured convertible notes also approximate their fair value.  Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.  The Company’s callable secured convertible notes payable are subject to interest rate risk based on the market price of the Company’s common stock and also whether the Company becomes obligated to pay default interest in the event of the notes being in arrears.

Stock-based Compensation

The Company has elected to apply the intrinsic value method of APB No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”) and related interpretations in accounting for its stock options on options granted to employees and directors.  Under APB No. 25, compensation expense is only recorded to the extent that the exercise price is less than the market value of the underlying stock on the measurement date, which is usually the date of grant.  Stock-based compensation for employees is recognized on an accelerated basis over the vesting period of the individual options.  Stock options granted to non-employees are accounted for under SFAS No. 123 “Accounting for Stock-based Compensation” and are recognized at the fair value of the options as determined by an option pricing model as the related services are provided and the options earned.  Pro forma fair value information with respect to options granted to employees and directors is disclosed in accordance with SFAS No. 123.

Golden Patriot, Corp.

(An Exploration Stage Company)

Notes to the Financial Statements

April 30, 2006 and 2005

(Stated in US Dollars) – Page 6

Note 2

Summary of Significant Accounting Policies – (cont’d)

New Accounting Standards

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123R “Share-based Payment”, a revision to SFAS No. 123.  SFAS No. 123R replaces existing requirements under SFAS No. 123 and APB No. 25 and requires public companies to recognize the cost of employee services received in exchange for equity instruments, based on the grant-date fair value of those instruments, with limited exceptions.  SFAS No. 123R also affects the pattern in which compensation cost is recognized, the accounting for employee share purchase plans and the accounting for income tax effects of share-based payment transactions.  For small business filers, SFAS No. 123R will be effective for interim or annual periods beginning after December 15, 2005.  Early adoption is permitted in periods in which financial statements have not yet been issued.  The Company expects to adopt SFAS No. 123R on May 1, 2006.  As permitted by SFAS No. 123, the Company currently accounts for share-based payments to employees using APB No. 25’s intrinsic value method.  Accordingly, the adoption of SFAS No. 123R’s fair value method will have a significant impact on the statement of operations, although it will have no impact on the overall financial position.  The impact of adoption of SFAS No. 123R cannot be predicted at this time because it will depend on levels of share-based payments granted in the future.

Note 3

Mineral Properties

The Dun Glen Prospect

By a lease agreement dated September 25, 2003, the Company acquired the exclusive right to prospect and explore 28 lode mining claims located in Pershing County, Nevada.  The Company was to advance royalty payments as follows:

2003	$10,000 (paid)
2004	$15,000 (paid)
2005	$25,000
2006	$36,000
2007	$50,000
2008-2013	$70,000

During the year ended April 30, 2006, the Company decided not to pursue the Dun Glen Prospect and abandoned these claims.

Golden Patriot, Corp.

(An Exploration Stage Company)

Notes to the Financial Statements

April 30, 2006 and 2005

(Stated in US Dollars) – Page 7

Note 3

Mineral Properties – (cont’d)

Sierra Claims

On January 27, 2004, the Company entered into a contract to purchase a 100% interest in 30 mineral claims located in Pershing County Nevada.  As consideration for the sales and conveyance, the Company issued 222,000 common shares valued at $77,700.

During the year ended April 30, 2006, the Company decided not to pursue the Sierra claims and abandoned these claims.

Scoonover Properties

By an acquisition agreement dated March 1, 2004, the Company agreed to acquire 100% ownership of the unpatented mining claims and the net smelter royalties throughout five properties (the Dun Glen (28 claims), Debut (16 claims), SMH (20 claims) and Gold View properties (76 claims)) located in Pershing and Eureka Counties, Nevada, in consideration for $10,000 (paid) and 1,000,000 common shares (issued) valued at $441,200.  The vendor is a related party by virtue of a former common director.

By an option agreement dated July 26, 2004,the Company granted Minterra Resources Corp. (“Minterra”) the option to earn a 50% ownership interest in the Gold View and Dun Glen properties (including the Sierra claims).  As consideration Minterra was required to reimburse the Company its costs up to $30,000 per property or $60,000 (paid), issue to the Company 100,000 common shares per property or 200,000 common shares valued at $46,940 (issued) and incur Cdn$1,000,000 of exploration costs per property or Cdn$2,000,000 of exploration costs within three years.  Minterra was also responsible for all of the advance royalty payments and net smelter return royalties on these properties.  During year ended April 30, 2006, Minterra terminated its option in the Dun Glen property and Sierra claims.  Minterra has maintained its option on the Gold View properties.

Lucky Boy Project

By an option agreement dated March 17, 2005 and amended March 17, 2006, the Company was granted the option to acquire a 100% interest in 14 mineral claims and an 80 acre State Lease (the Lucky Boy Uranium Project) located in Gila County, Arizona in consideration for property payments of $75,000 and incurring exploration and development costs totalling $925,000 as follows:

Golden Patriot, Corp.

(An Exploration Stage Company)

Notes to the Financial Statements

April 30, 2006 and 2005

(Stated in US Dollars) – Page 8

Note 3

Mineral Properties – (cont’d)

Exploration
and
Property	Development
Payments	Costs	Due Date

$ 25,000	$ -	On execution (paid)
25,000	-	April 17, 2006 (paid)
25,000	500,000	March 17, 2007
-	425,000	March 17, 2008

$ 75,000	$ 925,000

Once the Company spends $500,000 in the cumulative on the Lucky Boy Project, then it has the right but not the obligation to earn up to a 60% interest on the property; for each further $100,000 that the Company spends on the property it will earn the right but not the obligation to earn a further 8% on the property.

The agreement is subject to a 3% uranium oxide royalty.

By an option agreement dated March 17, 2005, the Company granted Rodinia Minerals Inc. (“Rodinia”) the option to acquire up to a 40% interest in the Lucky Boy Project in consideration of Rodinia deferring its acquisition of an interest in the Lucky Boy Project in favour of the Company.  The option shall be exercisable from time to time, as to 40% of the interest in respect of which the Company has exercised its right to acquire pursuant to the terms of the above-noted option agreement.

Note 4

Equipment

2006
Accumulated
	Cost	Amortization	Net

Computer equipment	$ 1,862	$ 1,087	$ 775
Office equipment	718	304	414

	$ 2,580	$ 1,391	$ 1,189

2005
Accumulated
	Cost	Amortization	Net

Computer equipment	$ 1,862	$ 754	$ 1,108
Office equipment	718	201	517

	$ 2,580	$ 955	$ 1,625

Golden Patriot, Corp.

(An Exploration Stage Company)

Notes to the Financial Statements

April 30, 2006 and 2005

(Stated in US Dollars) – Page 9

Note 5

Advances Payable

Advances payable are unsecured, non-interest bearing and have no specific terms for repayment.

Note 6

Note Payable

The note payable is unsecured, was originally due on October 27, 2005 and bears interest at 5% per annum on the unpaid balance.  On October 27, 2005 the note was extended for 36 months and the interest rate increased to 6% effective November 1, 2005.  On April 18, 2006, $170,000 of the note was repaid.

Note 7

Callable Secured Convertible Notes

a)

Callable Secured Convertible Notes

On April 12, 2006, the Company entered into a Securities Purchase Agreement to sell callable secured convertible notes (the “notes”) having an aggregate principal amount of $2,000,000. On the same day the Company issued notes totalling $700,000, maturing on April 12, 2009, and warrants to purchase 11,000,000 shares of the common stock at $0.30 per share, subject to adjustment for the effects of dilutive issuance, exercisable until April 12, 2013.  The notes bear interest at 6%, payable quarterly provided that no interest shall be due and payable for any month in which the trading price of the Company’s common stock on the OTC Bulletin Board is greater than $0.1125 for each trading day of the month and are convertible into shares of common stock of the Company at the rate of the Applicable Percentage multiplied by the Market Price which is defined as the average of the lowest three trading prices for the common stock during the 20 day period prior to conversion.  The Applicable Percentage is 50% or may be increased to 60% if a registration statement is declared effective by the SEC before August 26, 2006.  The notes contain a provision whereby no holder is able to convert any part of the note into shares of the Company’s common stock, if such conversion would result in beneficial ownership of the holder and its affiliates of more than 4.99% of the Company’s then outstanding shares of common stock.  The convertible feature of the notes provide for a rate of conversion that is below market value.

A finder’s fee of 10% cash was paid on the sale of the notes.  In addition, warrants to purchase up to 1,000,000 shares, exercisable at $0.30 for a five-year term, may be issued to the finder if the full amount of the notes totalling $2,000,000 are issued.

Golden Patriot, Corp.

(An Exploration Stage Company)

Notes to the Financial Statements

April 30, 2006 and 2005

(Stated in US Dollars) – Page 10

Note 7

Callable Secured Convertible Notes – (cont’d)

a)

Callable Secured Convertible Notes – (cont’d)

On May 19, 2006, the Company issued additional convertible notes totalling $600,000 and warrants to purchase 11,000,000 shares of the common stock with terms identical to the above-noted notes.  The Company paid $65,000 in finders’ fees and other costs in respect to this debenture.  The Company is committed to issuing a further $700,000 in convertible notes with terms identical to the above-noted notes contingent upon regulatory approval and receipt of the cash consideration.

b)

Summary of Callable Secured Convertible Notes

The accompanying financial statements comply with current requirements relating to warrants and embedded derivatives as described in EITF Issues No. 98-5 and 00-27 and APB 14 and are as follows:

•

The Company allocated the proceeds received between convertible debt and detachable warrants based upon the relative fair market values on the date the proceeds were received.  The discount on the debt recorded as a result of allocating the proceeds to the detachable warrants is netted against the face value of the debt for financial statement purposes.  As a result, the Company allocated $258,976 to the callable convertible notes and $441,024 to the detachable warrants.

•

The Company determined that, at the date of issuance, the callable convertible notes had an effective beneficial conversion feature in the amount of $222,119.

•

The discount resulting from the beneficial conversion feature was amoritzed to income in its entirety as the notes were immediately convertible.

The following table summarizes the various components of convertible debentures as at April 30, 2006:

Callable secured convertible notes	$ 700,000
Less: relative fair value of detachable warrants	(441,024)

$ 258,976

Golden Patriot, Corp.

(An Exploration Stage Company)

Notes to the Financial Statements

April 30, 2006 and 2005

(Stated in US Dollars) – Page 11

Note 7

Callable Secured Convertible Notes – (cont’d)

c)

Deferred Financing Costs

Deferred financing costs with respect to the above-noted convertible debentures totalling $110,000 ($40,000 for legal fees and $70,000 for finders’ fees) have been capitalized and are being amortized over three years, being the term of the convertible notes.

Total deferred finance costs	$ 110,000
Less: amortization	(1,807)

108,193
Less: current portion	(36,667)

Long-term portion of deferred finance costs	$ 71,526

Note 8

Capital Stock – Notes 7 and 12

On March 24, 2003, the Company consolidated its common stock on a 150 old for 1 new basis.  On September 29, 2003, the Company forward split its common stock on a 5 new for 1 old basis and increased its authorized capital from 50,000,000 to 150,000,000 common shares with a par value of $0.001.  The number of shares issued and outstanding has been restated to give retroactive effect to this forward split of common stock.

By amended consulting agreements dated August 1, 2003, the Company retained the services of two consultants for a twelve-month period to provide technical, business and/or management services to the Company.  In consideration for these services, the Company issued a total of 12,500,000 common shares to these consultants, which are recorded at a fair value of $250,000.

The Company also agreed to issue up to an additional 12,500,000 common shares as additional consideration for services should the Company and the consultants determine such consideration is appropriate.  These shares were issued into escrow at that time.  During the year ended April 30, 2004, 5,000,000 of these common shares have been released from escrow and were recorded at a fair value of $2,480,000.  The balance of the escrow shares were cancelled during the year ended April 30, 2006.

As approved by the shareholders of the Company, effective June 6, 2006, the Company increased its authorized capital to 1,000,000,000 shares.

Golden Patriot, Corp.

(An Exploration Stage Company)

Notes to the Financial Statements

April 30, 2006 and 2005

(Stated in US Dollars) – Page 12

Note 8

Capital Stock – Notes 7 and 12 – (cont’d)

Share Purchase Options

The Company has share purchase option plans, which authorizes the board of directors to grant shares as incentive share purchase options to directors, officers, employees and consultants.  The exercise price of the options is determined by the fair market value of the shares at the closing price on the date of the grant.

During the years ended April 30, 2006 and 2005, the change in share purchase options outstanding is as follows:

	April 30, 2006		April 30, 2005
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price

Options outstanding, beginning of year	3,850,000	$0.08	2,100,000	$0.50

Granted	4,250,000	$0.10	5,950,000	$0.18
Exercised	(1,450,000)	$0.07	-	$ -
Expired	(3,300,000)	$0.09	(4,200,000)	$0.43

Options outstanding, end of year	3,350,000	$0.10	3,850,000	$0.08

Options exercisable, end of year	3,350,000	$0.10	3,050,000	$0.08

At April 30, 2006 and 2005, the share purchase options were outstanding as follows:

	April 30, 2006			April 30, 2005
		Exercise			Exercise
	Number	Price	Expiry	Number	Price	Expiry

Directors and employees	1,000,000	$0.10	Jun 19/06	500,000	$0.10	Mar 17/06
Consultants	1,100,000	$0.10	Mar 17/09	1,100,000	$0.10	Mar 17/06
	1,250,000	$0.10	Aug 14/06	2,250,000	$0.07	Apr 14/06

	3,350,000			3,850,000

All share purchase options vest immediately at the date of the grant with the exception of 1,100,000 share purchase options granted to a consultant.  200,000 of these share purchase options vest immediately with the remaining 900,000 share purchase options to vest at 100,000 shares per month until fully vested.  At April 30, 2006, these share purchase options have fully vested (2005: 800,000 unvested).

Golden Patriot, Corp.

(An Exploration Stage Company)

Notes to the Financial Statements

April 30, 2006 and 2005

(Stated in US Dollars) – Page 13

Note 8

Capital Stock – Notes 7 and 12 – (cont’d)

Share Purchase Options – (cont’d)

The fair value of the stock-based compensation has been determined using the Black-Scholes option pricing model with the following assumptions:

	2006	2005

Expected dividend yield	0.0%	0.0%
Expected volatility	90% - 149%	54.7% - 98.3%
Risk-free interest rate	2.38% – 3.07%	3%
Weighted average expected term in years	1 year	1 year

The Black-Scholes option pricing model requires the input of highly subjective assumptions including the expected price volatility.  Changes in the subjective input assumptions can materially affect the fair value estimate and therefore the Black-Scholes model does not necessarily provide a reliable single measure of the fair value of the Company’s share purchase options.

The compensation charge associated with consultant’s option in the amount of $104,844 is included in the statement of operations for the year ended April 30, 2006 (2005: $80,200).

The compensation charge associated with directors’ and employees’ options in the amount of $27,100 (2005:$149,000) is not recognized in the financial statements, but included in the pro forma amounts below.

Had compensation cost associated with directors’ and employee options been determined based on fair value at the grant date, pro forma loss and loss per share would have been as follows:

	Years ended April 30,
	2006	2005

Net loss	$ (517,868)	$ (364,939)
Pro forma compensation cost	(27,100)	(149,000)

Pro forma net loss	$ (544,968)	$ (513,939)

Pro forma net loss per share	$ (0.01)	$ (0.01)

Golden Patriot, Corp.

(An Exploration Stage Company)

Notes to the Financial Statements

April 30, 2006 and 2005

(Stated in US Dollars) – Page 14

Note 8

Capital Stock – Notes 7 and 12 – (cont’d)

Share Purchase Warrants

As at April 30, 2006, 11,000,000 share purchase warrants were outstanding which entitle the holders thereof the right to purchase 11,000,000 common shares at $0.30 per share until April 12, 2013.

Note 9

Related Party Transactions – Note 3

The Company was charged the following amounts by directors of the Company or companies with directors or officers in common:

			November 24,
			1998 (Date of
			Inception of
			Exploration Stage
			to April 30,
	2006	2005	2006

Administration fees	$ -	$ -	$ 14,527
Equipment	-	-	3,547
Consulting fees	27,000	50,425	190,837
Cost recovery	-	-	(4,000)
Exploration and development costs	-	8,412	16,492
Management fees	6,000	-	290,830
Rent	5,200	-	6,632
Write-off of oil and gas properties	-	-	45,000

	$ 63,200	$ 58,837	$ 563,865

At April 30, 2006, amounts receivable includes $Nil (2005: $2,063) due from a company with an officer in common.

At April 30, 2006, prepaid fees and expenses include $12,000 (2005: $Nil) paid to a company with a common director.

At April 30, 2006, accounts payable includes $7,650 (2005: $50,425) owing to a company with an officer in common.

Golden Patriot, Corp.

(An Exploration Stage Company)

Notes to the Financial Statements

April 30, 2006 and 2005

(Stated in US Dollars) – Page 15

Note 10

Future Tax Assets

The significant components of the Company’s deferred tax assets are as follows:

	2006	2005

Future tax assets
Non-capital loss carryforwards	$ 1,637,733	$ 1,485,475
Valuation allowance for deferred tax assets	(1,637,733)	(1,485,475)

	$ -	$ -

The amount taken into income as future tax assets must reflect that portion of the income tax loss carryforwards which is likely to be realized from future operations.  The Company has provided an allowance of 100% against all available income tax loss carryforwards, regardless of their time of expiry, as it is more likely than not that all of the future tax assets will not be realized.

Note 11

Income Taxes

No provision for income taxes has been provided in these financial statements due to the net loss.  At April 30, 2006, the Company has net operating loss carryforwards, which expire commencing in 2019 totalling approximately $4,816,862, the benefit of which has not been recorded in the financial statements.

Note 12

Non-cash Transactions

Investing and financing activities that do not have a direct impact on current cash flows are excluded from the investing and financing activities sections of the statement of cash flows.

During the year ended April 30, 2006, the Company issued 700,000 common shares, at a value of $56,400 to consultants for investor relation services.  This amount is included in investor relations expense, included in Operating Activities – Net loss.

During the year ended April 30, 2005, the Company issued 275,000 common shares at a value of $99,000, to consultants for consulting services, which is included in consulting fees expense, included in Operating Activities – Net loss, and issued 48,400 common shares at $0.075 per share pursuant to a debt settlement agreement for $3,630.

These transactions were excluded from the investing and financing sections of the statements of cash flows.

Note 13

Comparative Figures

Certain of the comparative figures have been reclassified to conform with the presentation used in the current year.